Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS THIRD QUARTER RESULTS

Newport Beach, CA – November 6, 2006 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the third quarter and nine months ended September 30, 2006.

For the third quarter, net sales increased 3% to $51.2 million as compared to the third quarter of 2005. Operating income was $7.6 million, compared to $8.9 million, primarily due to product mix and the associated margins, as well as higher freight, delivery and warehousing costs, which increased to $4.7 million from $3.3 million in the third quarter of 2005. The Company incurred greater interest expense due to increased debt levels coupled with higher interest rates. Net income was $4.2 million or $0.16 per diluted share, compared to $5.3 million or $0.20 in the third quarter of 2005.

For the first nine months of 2006, net sales rose 8% to $138.7 million as compared to the same period of 2005. Operating income was $18.5 million versus $19.1 million. Net income was $10.0 million compared to $11.2 million in the first nine months of last year, and earnings per diluted share were $0.37 versus $0.43 in the first nine months of 2005. Earnings were impacted by the aforementioned product mix, freight, delivery and warehousing costs and interest expense.

Eric Wintemute, President and CEO of American Vanguard, stated, “The results for the quarter are in line with our expectations. Our comparatively modest sales growth reflects the adverse impact of the pest and weather related factors on two of our products, which we discussed in our September 28, 2006 news release. In this regard, Bidrin®, our cotton insecticide, incurred a 70% sales decrease during the quarter, and Dibrom®, our crop protection insecticide and mosquito adulticide, had a 21% reduction. With regard to our corn soil insecticides, we are making progress with our programs to generate additional SmartBox® sales by positioning SmartBox insecticides as the products of choice for treating the ‘refuge acres’ (that portion of a corn field that is not allowed to be planted with a genetic variety). While corn soil insecticide sales rose 18% during the quarter, we are expecting lower sales in the fourth quarter. During the quarter, our slight increase in overall sales was more than offset by greater operating expenses, primarily energy and transportation costs, coupled with higher interest and tax rates. Thus far, the competitive market environment has prevented us from recovering these costs through price increases.”

Mr. Wintemute concluded, “For fiscal year 2006, we continue to expect net sales to be 4-7% higher than the 2005 level of $190 million and net income to be 8-15% lower than last year’s level of $19 million. Looking further ahead, we remain optimistic about the Company’s long-term prospects and fully expect to achieve substantially stronger results in 2007. The primary drivers of this expected growth include Impact®, our new corn herbicide that continues to achieve extraordinary performance in the field, as well as a return to historic sales levels of Bidrin and Dibrom, based on normal pest pressure and rainfall. We are also actively working on several potential additions to our product line, which should be significant contributors to our results next year.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00 noon ET on Monday, November 6, 2006. Interested parties may participate in the call by dialing 706-679-3155 - please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 1112037). The conference call will also be broadcast live over the Internet via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
James Barry, CFO		LMortman@equityny.com
(323) 890-4800		(212) 836-9604

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	For the three months ended September 30		For the nine months ended September 30
	2006	2005	2006	2005
Net sales	$51,244,000	$49,754,000	$138,709,000	$128,309,000
Cost of sales	28,917,000	27,596,000	80,417,000	72,810,000

Gross profit	22,327,000	22,158,000	58,292,000	55,499,000
Operating expenses	14,735,000	13,263,000	39,773,000	36,433,000

Operating income	7,592,000	8,895,000	18,519,000	19,066,000
Interest expense	717,000	439,000	2,347,000	1,158,000
Interest income	(6,000)	(1,000)	(29,000)	(12,000)
Interest capitalized	(200,000)	(108,000)	(530,000)	(252,000)

Income before income taxes	7,081,000	8,565,000	16,731,000	18,172,000
Income tax expense	2,832,000	3,297,000	6,692,000	7,021,000

Net income	$4,249,000	$5,268,000	$10,039,000	$11,151,000

Earnings per common share – basic (1)	$0.16	$0.22	$0.39	$0.46

Earnings per common share - assuming dilution (1)	$0.16	$0.20	$0.37	$0.43

Weighted average shares outstanding – basic (1)	26,081,000	24,372,000	25,871,000	24,331,000

Weighted average shares outstanding – assuming dilution (1)	27,258,000	25,749,000	27,237,000	25,731,000

(1)	Retroactively restated to reflect a 4-for-3 stock split distributed on April 17, 2006 to common stockholders of record as of April 3, 2006.

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